Exhibit 10.2

SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT

This Second Amendment to Loan and Security Agreement (this “Second Amendment”) made and entered into as of the 30th day of December, 2020, is by and among S&W Seed Company, a Nevada corporation (“S&W Seed”), Seed Holding, LLC, a Nevada limited liability company (“Seed Holding”), and Stevia California, LLC, a California limited liability company (“Stevia CA”; S&W Seed, Seed Holding and Stevia CA are each individually a “Borrower” and collectively referred to as “Borrowers”), the other Loan Parties hereto, the financial institutions that are or may from time to time become parties hereto (together with their respective successors and assigns, the “Lenders”), and CIBC BANK USA (in its individual capacity, “CIBC”), as administrative agent for the Lenders (“Administrative Agent”).

W I T N E S S E T H:

Whereas, prior hereto, Lenders provided loans, extensions of credit and other financial accommodations to Borrowers pursuant to (a) that certain Loan and Security Agreement dated as of December 26, 2019, as amended by that certain First Amendment to Loan and Security Agreement dated as of September 22, 2020, by and among Lenders, Borrowers, the other Loan Parties thereto and Administrative Agent (as amended, the “Loan Agreement”), and (b) the other documents, agreements and instruments referenced in the Loan Agreement or executed and delivered pursuant thereto;

Whereas, Borrowers desire Administrative Agent and Lenders to, among other things, modify a certain financial covenant (collectively, the “Additional Financial Accommodations”); and

Whereas, Administrative Agent and Lenders are willing to provide the Additional Financial Accommodations, but solely on the terms and subject to the provisions set forth in this Second Amendment and the other agreements, documents and instruments referenced herein or executed and delivered pursuant hereto.

Now, Therefore, in consideration of the foregoing, the mutual promises and understandings of the parties hereto set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Administrative Agent, Lenders, Borrowers and the other Loan Parties hereto hereby agree as set forth in this Second Amendment.

I.Definitions.

A.Use of Defined Terms. Except as expressly set forth in this Second Amendment, all terms which have an initial capital letter where not required by the rules of grammar are used herein as defined in the Loan Agreement.

B.New Definition. Effective as of the “Second Amendment Effective Date” (as hereinafter defined), Section 1.1 of the Loan Agreement is hereby amended by adding the following new definition thereto in the appropriate alphabetical order:

Second Amendment Effective Date shall mean December 30, 2020.

II.Amendments to Loan Agreement. Effective as of the Second Amendment Effective Date, the Loan Agreement is hereby amended as follows:

A.Minimum EBITDA. Section 14.4 of the Loan Agreement is hereby amended by deleting Section 14.4 in its entirety and substituting therefor the following:

14.4Minimum EBITDA.

Loan Parties shall not permit year-to-date EBITDA to be less than negative Eight Million Five Hundred Thousand and No/100 Dollars (-$8,500,000.00), for the Fiscal Quarter ending December 31, 2020, tested as of the last day of such Fiscal Quarter. For purposes of clarification, (a) EBITDA of -$8,600,000 constitutes an Event of Default and (b) the minimum EBITDA covenant shall not be tested after December 31, 2020. Notwithstanding anything contained herein to the contrary, for any period (x) the Five Points Sale Gain shall not be included in the calculation of the minimum EBITDA covenant and (y) the New Equity Addback up to the amount of research and development expenses incurred during such period may be included in the calculation of the minimum EBITDA covenant.”

III.Conditions Precedent. Administrative Agent’s and Lenders’ obligations to provide the Additional Financial Accommodations to Borrowers are subject to the full and timely performance of the following covenants prior to or contemporaneously with the execution and delivery of this Second Amendment:

A.Borrowers executing and delivering, or causing to be executed and delivered to the Administrative Agent and the Lenders, such agreements, documents and instruments as Administrative Agent or Lenders may reasonably request.

B.No Default or Event of Default exists under the Loan Agreement, as amended by this Second Amendment, or any of the other Loan Documents;

C.No claims, litigation, arbitration proceedings or governmental proceedings not disclosed in writing to Administrative Agent and the Lenders prior to the date of hereof shall be pending or known to be threatened against Borrowers or any other Loan Party and no known material development not so disclosed shall have occurred in any claims, litigation, arbitration proceedings or governmental proceedings so disclosed which in the opinion of Administrative Agent is likely to materially or adversely affect the financial position or business of Borrowers or any other Loan Party or the capability of Borrowers to pay their obligations and liabilities to Lenders; and

D.There shall have been no Material Adverse Effect since the date of each Borrower’s most recent financial statements delivered to Administrative Agent.

IV.Organizational Information.Each Loan Party hereby represents and warrants to Administrative Agent and Lenders that as of the Second Amendment Effective Date, (a) the formation and organizational documents of each such Loan Party attached to the Company General Certificates dated as of December 26, 2019, executed and delivered by each such Loan Party to Administrative Agent and Lenders (the “Certificates”), have not been modified or altered in any way, (b) the officers, members or managers, as applicable, for each Loan Party set forth in each such Certificate, that are authorized to execute documents on behalf of such Loan Party remain duly authorized officers, members or managers of such Loan Party, (c) the resolutions attached to each of such Certificate have not been modified, rescinded or altered in any way and are sufficient to authorize the execution and delivery of this Second Amendment and the other agreements, documents and instruments executed and delivered in connection herewith, and (d) each Loan Party is and continues to be in good standing in the state of its formation and in all other states where it is qualified or licensed to do business in which the laws thereof require such Loan Party to be so qualified or licensed except where the failure to qualify would not have a material adverse effect.

V.Conflict. If, and to the extent, the terms and provisions of this Second Amendment contradict or conflict with the terms and provisions of the Loan Agreement, the terms and provisions of this Second Amendment shall govern and control; provided, however, to the extent the terms and provisions of this Second Amendment do not contradict or conflict with the terms and provisions of the Loan Agreement, the Loan Agreement, as amended by this Second Amendment, shall remain in and have its intended full force and effect, and Lenders, Administrative Agent and Borrowers hereby affirm, confirm and ratify the same.

VI.Severability. Wherever possible, each provision of this Second Amendment shall be interpreted in such manner as to be valid and enforceable under applicable law, but if any provision of this Second Amendment is held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be severed herefrom and such invalidity or unenforceability shall not affect any other provision of this Second Amendment, the balance of which shall remain in and have its intended full force and effect. Provided, however, if such provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to be modified so as to be valid and enforceable to the maximum extent permitted by law.

VII.Reaffirmation. Each Loan Party hereby reaffirms and remakes all of its respective representations, warranties, covenants, duties, obligations and liabilities contained in the Loan Agreement, as amended hereby, and the other Loan Documents.

VIII.Fees, Costs and Expenses.

A.Contemporaneously herewith, Borrowers shall pay Lender a fully earned, non-refundable amendment fee in the amount of Twenty-Five Thousand and No/ 100 Dollars ($25,000.00).

B.Borrowers agree to pay, upon demand, all fees, costs and expenses of Administrative Agent and Lenders, including, but not limited to, reasonable attorneys’ fees, in connection with the preparation, execution, delivery and administration of this Second Amendment and the other agreements, documents and instruments executed and delivered in connection herewith or pursuant hereto.

IX.Reservation of Rights. Administrative Agent and Lenders reserve all of their rights and remedies, including all security interests, assignments and liens pursuant to the Loan Agreement and the other Loan Documents, as well as any rights and remedies at law, in equity or otherwise. Nothing contained in this Second Amendment shall be or be deemed a waiver of any presently existing or any hereafter arising or occurring breach, default or event of default, nor shall preclude the subsequent exercise of any of Administrative Agent’s or Lenders’ rights or remedies.

X.Choice of Law. This Second Amendment has been delivered and accepted in Chicago, Illinois, and shall be governed by and construed in accordance with the laws of the State of Illinois, regardless of the laws that might otherwise govern under applicable principles of conflicts of law as to all matters, including matters of validity, construction, effect, performance and remedies.

XI.Counterpart. This Second Amendment may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. A facsimile or email transmitted executed counterpart to this Second Amendment and the other agreements, documents and instruments executed in connection herewith will be deemed an acceptable original for purposes of consummating this Second Amendment and such other agreements, documents and instruments; provided, however, each Borrower and each other Loan Party shall be required to deliver to the Administrative Agent original executed signature pages in substitution for said facsimile or email transmitted signature pages upon the Administrative Agent’s request therefor.

XII.Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THE LOAN AGREEMENT, AS AMENDED FROM TIME TO TIME, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY OTHER AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

[signature page follows]

In Witness Whereof, Administrative Agent, Lenders, Borrowers and each other Loan Party have caused this Second Amendment to be executed and delivered by their duly authorized officers as of the date first set forth above.

BORROWERS:
S&W SEED COMPANY, a Nevada corporation	SEED HOLDING, LLC, a Nevada limited liability company

By /s/ Matthew K. Szot Matthew K. Szot, Executive Vice Presidentand Chief Financial Officer	By /s/ Matthew K. Szot Matthew K. Szot, Manager

STEVIA CALIFORNIA, LLC, a California limited liability company

By: /s/ Matthew K. Szot Matthew K. Szot, Manager

[Signature page to Second Amendment to Loan and Security Agreement]

CIBC BANK USA,
as Administrative Agent and as a Lender

By: /s/ Jennifer Kempton
Name: Jennifer Kempton
Title: Managing Director

[Signature page to Second Amendment to Loan and Security Agreement]